Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Marion Ingram
September 27, 2007		Community First Bank & Trust
931-380-2265
Community First, Inc. Announces
Issuance of $15 Million of Trust Preferred Securities
COLUMBIA, TN — Community First, Inc., the holding company for Maury County-based Community First Bank & Trust, announced today that it has completed a private placement issuance of $15 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The trust preferred securities were issued at $1,000 per share and bear interest at an annual rate equal to 7.96% per annum and thereafter at a floating rate equal to the 3 month LIBOR plus 3.0%. Except for certain special circumstances, the securities are not redeemable for five years after issuance and are due in 2037. The net proceeds of the trust preferred securities issuance are expected to be used to pay a portion of the purchase price for the shares of outstanding common stock of the First National Bank of Centerville being acquired by Community First pursuant to that certain Agreement and Plan of Reorganization and Share Exchange, dated as of August 1, 2007, by and between Community First and First National. The acquisition is expected to close in the fourth quarter of 2007, subject to the satisfaction of customary closing conditions and the receipt of required regulatory approvals.
The new trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the securities.
About Community First
Community First Bank & Trust, based in Columbia TN, is a commercial bank with four offices in Maury County, and offices in Williamson County and Rutherford County. The company offers out of network fee free ATMs for all bank customers. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area as well as investment services. Additional information concerning Community First can be accessed by visiting the bank’s website at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, our proposed acquisition of First National Bank of Centerville, anticipated future growth trends and our future prospects. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties and our actual results may differ materially. All forward-looking statements included in this release are based on information available at the time of the release and are subject to certain risks and uncertainties including, but not limited to, the risk that the cost savings and any revenue synergies from the acquisition may not be realized or may take longer than anticipated, disruption from the acquisition with customers, suppliers or employee relationships, the risk of successful integration of the two businesses, and the ability to obtain required governmental approvals of the proposed terms and anticipated schedule, our ability to successful expand into Hickman County, changes in the economic conditions in our market areas, regulatory and legislature changes, competition in our market areas, our ability to successfully complete the acquisition, and changes in interest rates. Additional factors which could affect the forward looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we have filed with or furnished to the Securities and Exchange Commission and which are available on the Commission’s website set at www.sec.gov. We assume no obligation to update any forward-looking statement.
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